Exhibit 10.2

Agreement on Comprehensive Energy Solutions

This Agreement on Comprehensive Energy Solutions (this “Agreement”) is entered into as of May 26, 2026, by and between:

Party A:

Name:	CEWA Group

Address:	33/88 17th Floor, Wall Street Tower Building, Surawong Road, Suriyawong, Bangkok, Thailand

Party B:

Name:	Hydro Data Limited

Address:	199, S OASIS Building, 8th Floor, Room 801, Vibhavadi Rangsit Road, Chom Phon Sub-district, Chatuchak District, Bangkok, Thailand

Party C:

Name:	Jiangsu Guofu Hydrogen Energy Equipment Co., Ltd.

Address:	No. 236 Guotai North Road, Yangshe Town, Zhangjiagang City, Jiangsu Province

(hereinafter individually referred to as a “Party” and collectively as the “Parties”)

RECITALS

1. Party A is a group of companies actively developing, investing, and conducting business across various infrastructure industries, including energy, water, and data centers, in Thailand and Southeast Asia.Party A intends to invest in and construct data center projects in Thailand (the “IDC Projects”), located at WHA Eastern Seaboard Industrial Estate 4, Pluak Daeng District, Rayong, with a designed IT load capacity of 100 MW and an estimated annual power consumption of approximately 0.87 billion kWh.

2. Party B is a comprehensive energy solution provider, providing comprehensive energy solutions, equipment procurement, and system maintenance services for data centers and other projects.

3. Party C is an enterprise specialized in R&D, production, and operation of hydrogen power generation systems, with technical capability and experience in providing clean and stable power equipment supply for large data centers.

4. The Parties intend to cooperate to explore the markets in Thailand and Southeast Asia regarding the application of comprehensive hydrogen power generation systems and related power procurement in data centers, and hereby set forth their mutual understanding and intent in this Agreement.

5. NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the Parties agree as follows:

Article 1: Scope of Cooperation

1.1 Party A intends to explore and identify data centers that may have the potential to adopt the comprehensive power generation system provided by Party B as primary and/or backup power supply. Party B shall be responsible for proposing system design, equipment supply, installation, commissioning, operation, and maintenance for the data centers identified by Party A.

1.2 Party B shall provide a customized technical plan in accordance with the requirements of the data centers identified by Party A, including power demand, generation scale, fuel supply, grid connection plan, energy storage configuration, and emergency response mechanism.

1.3 Party C shall provide the relevant power generation equipment for the data centers identified by Party A in accordance with the solution plan prepared by Party B, and shall ensure the reliability of the power supply system and after-sales services in Thailand and Southeast Asia.

Article 2: Arrangements for the Pilot Project

2.1 Summary of the Pilot Project

The Parties designate the Rayong project of Thailand as the pilot project (the “Pilot Project”), with a designed IT load capacity of 3 MW, requiring a backup power supply reliability of 99.95%.

2.2 Preparation for the Pilot Project

The Parties will establish specific work teams to discuss and ascertain the following key items:

●	Installed capacity and technical specifications of the comprehensive power generation system;

●	Power purchase price, metering method, and settlement cycle;

●	Delivery, installation, commissioning, and acceptance schedule;

●	O&M responsibilities, spare parts support, and reliability service level agreement (SLA);

●	Hydrogen fuel supply security and pricing mechanism;

●	Ownership of carbon emission rights and green power certification.

2.3 Timeline for the Pilot Project

The work for the Pilot Project set out in Article 2.2 shall be completed by 31 December 2026.

Article 3: Follow-up Projects

3.1 Scope of Follow-up Projects

Follow-up projects shall target the rapidly growing AIDC market in Thailand, Southeast Asia, and globally. The Parties shall engage in close strategic cooperation to provide high-performance green power supply solutions for such markets.

3.2 Timeline for Follow-up Projects

The Parties shall agree on the project advancement timeline for each follow-up project based on its specific circumstances.

Article 4: Confidentiality Obligations

4.1 Each Party shall keep confidential the content of this Agreement and all non-public information of the other Parties, including trade secrets, technical information, and project information, and shall not disclose such information to any third party without the prior written consent of the relevant Party, except as required by applicable laws and regulations. Neither Party shall make any public announcement concerning this agreement without the prior written consent of the other two Parties.

4.2 The confidentiality obligation shall survive the termination of this Agreement for a period of 3 year after the termination.

Article 5: Nature and Legal Effect

5.1 This Agreement shall be effective upon execution.

Article 6: Governing Law and Dispute Resolution

6.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

6.2 Any dispute arising out of or in connection with this Agreement shall be resolved through friendly negotiation. If no amicable resolution can be reached, either Party may elect to submit the dispute to:

(a) the Hong Kong International Arbitration Centre (HKIAC) in Hong Kong S.A.R., in accordance with the HKIAC Administered Arbitration Rules in effect at the time of the arbitration; or

(b) the Thai Arbitration Institute (TAI) (or the Thailand Arbitration Center (THAC) ) in Bangkok, Thailand, in accordance with its arbitration rules in effect at the time of the arbitration.

Article 7: General Provisions

7.1 This Agreement is made in three counterparts, one original held by each Party, all of which are equally authentic.

7.2 Any supplementary matters not addressed herein may be agreed upon by the Parties in writing and shall form an integral part of this Agreement.

[Signature pages follow]

Party A: CEWA Group

Signature:

Name of Signing Party: Mr. Surachet Tamronglak

Title of Signing Party: CEO

Date: May 26, 2026

Party B: Hydro Data Limited

Signature:

Name of Signing Party: Johnny Lee

Title of Signing Party: Director

Date: May 26, 2026

Party C: Jiangsu Guofu Hydrogen Energy Equipment Co., Ltd.

Signature:

Name of Signing Party: Wu Pingfang

Title of Signing Party: Chairman of the Board and Executive Director

Date: May 26, 2026